INDEPENDENT AUDITORS REPORT
To the Shareholders of
Laser Show Systems (Canada) Ltd.:
(A development stage enterprise):
We have audited the balance sheet of Laser Show
Systems (Canada) Ltd., (a development stage enterprise) as at February 15, 1999 and the statements of operations and cash flows from September 4, 1998 (inception date) to February
15, 1999. These financial statements are the responsibility of the companys management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these financial statements present fairly, in all material respects, the financial position of Laser Show Systems (Canada)
Ltd. (a development stage enterprise) as at February 15, 1999 and the results of its operations and its cash flows from September 4, 1998 to February 15, 1999, in accordance with generally accepted accounting principles.
CHARTERED ACCOUNTANTS
Hamilton, Ontario
March 5, 1999



LASER SHOW SYSTEMS (CANADA) LTD.
(A Development Stage Enterprise)
BALANCE SHEET
	As at February 15
	1999
	$
ASSETS
CURRENT
Accounts receivable		23,010
Prepaid expenses and deposits		45,023
		68,033
CAPITAL ASSETS (Note 3)		1,467,927
INTANGIBLE ASSETS		6,183
		1,542,143
LIABILITIES
CURRENT
Bank indebtedness		9,353
Accounts payable		286,560
Accrued liabilities		203,000
		498,913
LOANS PAYABLE (Note 4)		35,290
		534,203
STOCKHOLDERS EQUITY
COMMON STOCK (Note 5)		1,263
ADDITIONAL PAID IN CAPITAL		1,153,463
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE		(146,786)
		1,007,940
		1,542,143
(See accompanying Notes to Financial Statements)


LASER SHOW SYSTEMS (CANADA) LTD.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS
	For the period September 4, 1998
 	(inception date) to February 15, 1999
		$
INTEREST AND OTHER INCOME		51
EXPENSES
Amortization		3,268
Bank charges and interest		361
Insurance		2,010
Office and general		2,688
Professional fees		1,330
Repairs and maintenance		1,598
Telephone		4,842
Travel		5,027
Utilities		9,405
Write-off of amount due from company related
through common shareholders                                116,308

		146,837
NET LOSS (DEFICIT)		(146,786)
(See accompanying Notes to Financial Statements)


LASER SHOW SYSTEMS (CANADA) LTD.
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
	For the period September 4, 1998
 	(inception date) to February 15, 1999
		$
CASH RESOURCES PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net loss		(146,786)
Items not involving cash:
Amortization		3,268
Write-off of amount due from company related
through common shareholder                              116,308
(27,210)
Changes in non-cash working capital (Note 8)		421,527
 		394,317
FINANCING ACTIVITIES
Increase in loans payable		35,290
Increase in contributed surplus		1,153,463
Issuance of common shares		1,263
Advances made to company related through
common shareholders		(116,308)
		1,073,708

INVESTING ACTIVITIES
Purchase of capital assets		(1,471,195)
Purchase of intangible assets		(6,183)
		(1,477,378)

DECREASE IN CASH		(9,353)
CASH, BEGINNING OF YEAR		-
CASH DEFICIENCY, END OF YEAR		(9,353)
(See accompanying Notes to Financial Statements)



1.	COMMENCEMENT OF OPERATIONS
The company was incorporated under the Ontario Business Corporations Act on September 4, 1998 and commenced active operations on that date. The company is engaged in the development and sale of advanced laser projection systems and in
the general technology of light management.   Immediately
following the incorporation of the company all of the assets and liabilities of the previous operating company, Laser Show Systems International Inc. were transferred to Laser Show Systems (Canada) Ltd. at cost by agreement of the shareholders of Laser Show Systems International Inc.
2.	SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared by management in accordance with generally accepted accounting principles and include the following significant accounting policies:
USE OF ESTIMATES
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.
CAPITAL ASSETS AND AMORTIZATION
Capital assets are recorded at cost. Amortization is provided for at the following methods and rates which are designed to charge the cost of capital assets to income over their estimated useful lives:
Equipment	20%
	diminishing balance
Equipment under development	30%
	diminishing balance
Furniture and fixtures	20%
	diminishing balance
Computer equipment	30%
	diminishing balance
Leasehold improvements	20%
	straight line
All costs associated with acquiring, developing and testing the advanced laser projection systems have been capitalized as part of the cost of equipment under development.
No amortization has been recorded on the equipment under development as it was still in the development stage, and was not yet available for use as at February 15, 1999.
INTANGIBLE ASSETS
Intangible assets consist of patents and rights to the laser projection systems and are recorded at cost. No amortization has been recorded on intangible assets as the equipment was still in the development stage, and was not yet available for use at February 15, 1999.

3.	CAPITAL ASSETS

	Accumulated
	Cost	amortization	Net
	$	$	$

Equipment		14,498			1,450			13,048
Equipment under development		1,442,215			-
	1,442,215
Furniture and fixtures		4,073			407			3,666
Computer equipment		8,897			1,335			7,562
Leasehold improvements		1,512			76			1,436
		1,471,195			3,268			1,467,927
4.	LOANS PAYABLE
Loans payable are unsecured and bear interest at 12%.  Since the lenders have indicated that they will not request payment in the next year, the amounts have been classified as a non-current liability.
5.	COMMON STOCK
AUTHORIZED-
Unlimited number of common shares
Unlimited number of preference shares
ISSUED-
12,625 common shares at $1,263
6.	RELATED PARTY TRANSACTIONS
Since July 1997, a total of $178,800 of consulting and
management fees have been incurred by the company and the
previously operating company known as Laser Show Systems
International Inc. to a company related through a common
shareholder.    All of these amounts have been capitalized as
part of the cost of equipment under development.

7.	FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS-
The fair values of accounts receivable, deposits, bank indebtedness, accounts payable and accrued liabilities are assumed to approximate their carrying amounts because of their short term to maturity.
FOREIGN EXCHANGE RISK-
The company purchases its laser projection systems in U.S. dollars and is therefore subject to foreign exchange fluctuations. As at February 15, 1999, accounts payable included $100,000 in U.S. dollars regarding the purchase of the laser projection systems.
8.	CHANGES IN NON-CASH WORKING CAPITAL

		$

Accounts receivable				(23,010)
Prepaid expenses and deposits 			(45,023)
Accounts payable 			286,560
Accrued liabilities 			203,000
 			421,527